Exhibit 4.9

EXECUTION VERSION

AMENDED AND RESTATED

LOAN AGREEMENT

BETWEEN

AMYLIN PHARMACEUTICALS, INC.

AND

ELI LILLY AND COMPANY

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (the “Loan Agreement”) is made as of this 7th day of November, 2011 (the “Effective Date”) by and between AMYLIN PHARMACEUTICALS, INC., a Delaware corporation, having a principal place of business at 9360 Towne Center Drive, San Diego, California 92121 (“Amylin”), and ELI LILLY AND COMPANY, an Indiana corporation having a principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 (“Lilly”).

RECITALS

WHEREAS, Amylin and Lilly have entered into that certain Settlement and Termination Agreement dated as of November 7, 2011 as amended from time to time (the “Settlement and Termination Agreement”);

WHEREAS, Amylin and Lilly entered into the Loan Agreement, dated as of October 16, 2008 (the “Original Loan Agreement”) pursuant to which Amylin obtained credit from Lilly, subject to the terms and conditions stated therein, for up to one hundred sixty five million dollars ($165,000,000); and

WHEREAS, as in connection with the Settlement and Termination Agreement, Amylin and Lilly have agreed to amend and restate the terms of the Original Loan Agreement, in each case as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

AGREEMENT

Section 1.     DEFINITIONS

1.1     Defined Terms. Unless otherwise defined in this Loan Agreement, all capitalized terms shall have the meanings given them in the Settlement and Termination Agreement. As used in this Loan Agreement, the following terms shall have the following respective meanings:

“Business Day” means any day, other than a Saturday, Sunday or holiday.

“Change in Control” means (a) a transaction other than a bona fide equity financing or series of financings in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Amylin ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Amylin, who did not have such power before such transaction; (b) the consummation, after approval by Amylin’s stockholders, of a bona fide merger or consolidation of Amylin with any other person, other than a merger or consolidation that would result in Amylin’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of Amylin’s voting securities or such surviving entity’s voting securities outstanding immediately after such merger or consolidation, or (c) the sale of all or substantially all of the assets of Amylin.

“Event of Default” means any of those conditions or events listed in Section 8 of this Loan Agreement.

“GAAP” means United States generally accepted accounting principles (including principles of consolidation), in effect from time to time, consistently applied.

“Indebtedness” means, as of any given time, Amylin’s entire indebtedness to Lilly as of such time arising under this Loan Agreement or the Note (or, to the extent arising in connection with this Loan Agreement or the Note, under any of the other Loan Documents), in each case in respect of principal, interest, fees, costs or otherwise.

“Loan” means the loan made pursuant to the Original Loan Agreement.

“Loan Documents” means collectively, this Loan Agreement, the Note and any other agreement or instrument executed pursuant to or in connection with the Obligations, as such documents may be amended, modified, supplemented or restated from time to time. For clarity, the Loan Documents do not include the Settlement and Termination Agreement, the Secured Promissory Note or the Note Documents as defined in such Secured Promissory Note.

“Material Adverse Effect” means a material adverse effect upon: (a) the business, condition (financial or otherwise), operations, performance or assets of Amylin taken as a whole, (b) the ability of Amylin to perform its obligations under the Loan Documents, or (c) the ability of Lilly to enforce the Obligations.

“Maturity Date” means June 30, 2016.

“Note” means the amended and restated promissory note executed by Amylin evidencing the Indebtedness owing by Amylin under this Loan Agreement, substantially in the form of Exhibit A attached hereto.

“Obligations” means all Indebtedness, liabilities, obligations, covenants and duties owing by Amylin to Lilly whether direct or indirect, absolute or contingent, in each case arising under this Loan Agreement or the Note or, to the extent arising or incurred in connection with Indebtedness, liabilities, obligations, covenants or duties owing under this Loan Agreement or the Note, under any of the other Loan Documents.

“Other Material Indebtedness” means any indebtedness of Amylin for borrowed money other than the Indebtedness, to the extent the aggregate amount outstanding, together with all unfunded amounts committed in connection therewith, exceeds $30,000,000. For clarity, no obligations under the Settlement and Termination Agreement, the Secured Promissory Note or any other Note Document (as defined in the Secured Promissory Note) shall constitute Other Material Indebtedness.

“SEC” means the United States Securities and Exchange Commission.

“Secured Promissory Note” means the secured promissory note executed by Amylin in favor of Lilly, dated as of November 7, 2011, in the aggregate principal amount of $1,200,000,000, as the same may from time to time be amended, modified, supplemented or restated.

“Settlement and Termination Agreement” has the meaning specified in the Recitals.

“Term” means the period from the Effective Date until the date on which all outstanding Indebtedness has been repaid in full.

1.2    Accounting Terms. All accounting terms not specifically defined in this Loan Agreement shall be determined and construed in accordance with GAAP. References to “Dollars” or “$” shall mean the legal tender of the United States of America.

1.3    Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

1.4    Elements of this Loan Agreement. When a reference is made in this Loan Agreement to the Recitals, Articles, Sections, Exhibits or Schedules, such reference is to a Recital, Article or Section of, or an Exhibit or Schedule to, this Loan Agreement, unless otherwise indicated.

1.5    Interpretation. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2. AMOUNT AND TERMS OF CREDIT

2.1    Loan. Pursuant to the terms and conditions of the Original Loan Agreement, Lilly made a Loan to Amylin on May 23, 2011 in an aggregate principal amount equal to one hundred sixty five million dollars ($165,000,000). The proceeds of the Loan have been used or will be used by Amylin for general corporate purposes.

Section 3. INTEREST AND PAYMENTS

3.1    Interest. All Indebtedness outstanding from time to time shall bear interest at a rate per annum equal to 5.51% compounded annually; provided, however, that from and during the continuance of an Event of Default, the outstanding Indebtedness shall bear interest at a rate per annum equal to eleven percent (11.0%) per annum. Interest shall be due and payable quarterly in arrears on the first Business Day of each calendar quarter. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. For clarity, interest accrued and unpaid as of the date hereof under the Original Loan Agreement shall continue to remain owing hereunder and shall be payable in accordance with the terms hereof.

3.2    Principal Repayment. All outstanding principal, together with all accrued and unpaid interest, shall be due and payable on the Maturity Date.

3.3    Early Repayment. Notwithstanding Section 3.2 or any other provision of this Loan Agreement, all outstanding Indebtedness shall be due and payable immediately without any notice or other action by Lilly upon the occurrence of the consummation of a Change in Control with respect to Amylin.

3.4    Right of Offset. If and to the extent that Amylin defaults in the making of any payment on its due date and such default shall not have been cured, Lilly may, at its election, withhold from Amylin the amount of any payment of any nature owing from Lilly to Amylin under the Settlement and Termination Agreement, any Loan Document or otherwise, up to an aggregate amount equal to the amount of the defaulted payment, and apply all amounts so withheld to the repayment of the outstanding Indebtedness. Upon such application, Lilly shall be deemed to have satisfied its obligation to pay the withheld amount to Amylin in respect of the applicable payment, and Amylin shall be deemed to have discharged outstanding Indebtedness in the amount so applied.

3.5    [Reserved]

3.6    Payments on Non-Business Day. In the event that any payment of any principal, interest, fees or any other amounts payable by Amylin under or pursuant to this Loan

Agreement or under any other Loan Document shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable at the applicable rate(s) for and during any such extension.

3.7    Payment Procedures. All sums payable by Amylin to Lilly under or pursuant to this Loan Agreement, or any other Loan Document, whether principal, interest, or otherwise, shall be paid, when due, directly to Lilly at the office of Lilly identified in the opening paragraph of this Loan Agreement, or at such other location as Lilly may designate in writing to Amylin from time to time, in immediately available United States funds, and without setoff, deduction or counterclaim.

3.8    Optional Prepayments. Amylin may prepay the outstanding Indebtedness, in whole or in part, without premium or penalty, at any time and from time to time. Any partial prepayment shall be applied first to any Indebtedness consisting of amounts other than principal and interest, second to accrued but unpaid interest and finally to outstanding principal.

3.9    Collection Costs. All amounts payable by Amylin under any of the Loan Documents shall be payable with all collection costs and reasonable attorneys’ fees.

Section 4.    CONDITION TO EFFECTIVENESS

4.1    Amylin shall provide to Lilly, on the Effective Date: (a) counterparts of this Loan Agreement and the Note, duly authorized, executed and delivered by Amylin, (b) a written opinion of Amylin’s counsel, addressed to Lilly, with respect to the enforceability of this Loan Agreement and (c) a recently dated certificate of good standing with respect to Amylin, issued by the Delaware Secretary of State.

Section 5.    REPRESENTATIONS AND WARRANTIES OF AMYLIN

Amylin hereby represents and warrants to Lilly as of the Effective Date that:

5.1    Organization, Good Standing and Qualification. Amylin is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business. Amylin is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license (to the extent the concept of good standing is applicable to Amylin under the laws of such jurisdiction), except to the extent that failure to so qualify would not have a material adverse effect upon Amylin’s ability to perform its obligations under any of the Loan Documents or the

5.2    Authorization; Due Execution. Amylin has the requisite corporate power and authority to enter into each of the Loan Documents and to perform its obligations under the terms of each of the Loan Documents. All corporate action on the part of Amylin, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of each of the Loan Documents has been taken. Each of the Loan Documents has been duly authorized, executed and delivered by Amylin and, upon due execution and delivery by Lilly of this Loan Agreement, each of the Loan Documents will each be a valid and binding agreement of Amylin, enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

5.3    No Defaults. There exists no default under the provisions of any instrument or agreement evidencing, governing or otherwise relating to any Other Material Indebtedness, or with respect to any other agreement, a default under which would reasonably be expected to have a material adverse effect upon Amylin’s ability to perform its obligations under any of the Loan Documents or the validity or enforceability of, or Lilly’s rights and remedies under, this Loan Agreement or any of the other Loan Documents.

5.4    SEC Filings. Amylin has timely filed with the SEC all reports, registration statements and other documents required to be filed by it (the “SEC Filings”) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). The SEC Filings were prepared in accordance with and, as of the date on which each such SEC Filing was filed with the SEC, complied in all material respects with, the applicable requirements of the Securities Act or the Exchange Act, as the case may be. None of such SEC Filings, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any of the SEC Filings has been revised, corrected or superseded by a later filing of any such form, report or document, none of the SEC Filings currently contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.5    Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of Amylin is required in connection with the consummation of the transactions contemplated by the Loan Documents, except for such approvals, consents, qualifications, designations, or filings previously made, obtained, given or taken by Amylin.

5.6    No Conflict. Amylin’s execution, delivery and performance of each of the Loan Documents do not violate any provision of Amylin’s Certificate of Incorporation or Bylaws, each as amended as of the date hereof (copies of which have been filed with Amylin’s SEC Filings), any material agreements to which Amylin is a party or by which it is bound, any provision of any order, writ, judgment, injunction, decree, determination or award to which Amylin is a party or by which it is bound, or, to Amylin’s knowledge, any law, rule or regulation currently in effect having applicability to Amylin, in each case to the extent such violation could reasonably be expected to result in a Material Adverse Effect.

5.7    Litigation. Except and to the extent disclosed to Lilly’s Deputy General Counsel by Amylin’s Deputy General Counsel or in Amylin’s SEC Filings, there is no action, litigation or proceeding pending or threatened against or involving Amylin in any court or before or by any agency or regulatory body which would reasonably be expected to result in a material judgment or liability against Amylin or which would materially and adversely affect (i) any material intellectual property of Amylin, (ii) any material portion of Amylin’s assets, (iii) the income of Amylin, or (iv) the right of Amylin to carry on its businesses as now conducted or as intended to be conducted.

5.8    Payment of Taxes. Amylin has filed all tax returns which were required to be filed by it prior to and as of the date of this Loan Agreement. Amylin has paid all taxes and assessments which to Amylin’s knowledge are payable by it, to the extent that the same have become due and payable and before they became delinquent, except for any taxes or assessments that are being contested in good faith by appropriate proceedings properly instituted and diligently conducted. Amylin has not been informed in writing of any proposed material tax assessment against Amylin or any of its properties for which adequate provision has not been made on its books.

5.9    Compliance. Amylin is in compliance with and in conformity to all laws, ordinances, rules, regulations and all other legal requirements, the violation of which would have a material, adverse effect on its businesses, financial condition or properties.

5.10    Financial Statements. The consolidated financial statements of Amylin included in its SEC Filings correctly and fairly present the financial condition, results of operations and cash flows of Amylin and its subsidiaries as of the dates and for the periods shown and covered thereby, in accordance with GAAP consistently applied, except that any such financial statements covering less than a full year may not include normal year-end adjustments or complete footnote disclosures. Since the date of the most recent such financial statements, there has been no Material Adverse Effect.

5.11    Full Disclosure. None of the representations or warranties furnished by Amylin to Lilly in connection with any of the Loan Documents contains or will contain any untrue statement or omits or will omit a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading. All representations and warranties made by Amylin under or in connection with any of the Loan Documents shall survive the Effective Date, notwithstanding any investigation made by Lilly or on Lilly’s behalf.

Section 6.    REPRESENTATIONS AND WARRANTIES OF LILLY

Lilly hereby represents and warrants to Amylin as of the Effective Date that:

6.1    Authorization; Due Execution. Lilly has the requisite corporate power and authority to enter into this Loan Agreement and to perform its obligations under the terms of this Loan Agreement and the Loan Documents. All corporate action on the part of Lilly, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Loan Agreement and the Loan Documents have been taken. This Loan Agreement has been duly authorized, executed and delivered by Lilly, and, upon due execution and delivery by Amylin, this Loan Agreement will be a valid and binding agreement of Lilly, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

6.2    Purchase Entirely for Own Account. This Loan Agreement is made with Lilly in reliance upon Lilly’s representation to Amylin, which by Lilly’s execution of this Loan Agreement it hereby confirms, that the Note will be acquired for investment for Lilly’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Lilly has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Loan Agreement, Lilly further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any other person other than its affiliates, with respect to the Note.

6.3    Disclosure of Information. Lilly has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Loan Agreement. Lilly further represents that it has had an opportunity to ask questions and receive answers from Amylin regarding the terms and conditions of the offering of the Note.

6.4    Investment Experience. Lilly is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Note. Lilly also represents it has not been organized solely for the purpose of acquiring the Note.

6.5    Accredited Investor. Lilly is an “accredited investor” as such term is defined in Rule 501 of the General Rules and Regulations prescribed by the SEC pursuant to the Securities Act.

6.6    Restricted Securities. Lilly understands that (a) the Note has not been registered under the Securities Act by reason of a specific exemption therefrom, that such securities must be held by it indefinitely and that Lilly must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; and (b) each certificate representing the Note will be endorsed with the following legend:

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO AMYLIN, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.;

and (c) Amylin will instruct any transfer agent not to register the transfer of the Note (or any portion thereof) unless the conditions specified in the foregoing legend are satisfied, until such time as a transfer is made in compliance with the Securities Act and this Loan Agreement.

Section 7. COVENANTS

Amylin covenants and agrees that, during the Term, it will:

7.1    Maintenance of Existence and Rights. Maintain and preserve in full force and effect Amylin’s existence and all rights, contracts, licenses, leases, qualifications, privileges, franchises and other authority necessary for the conduct of its business, and qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties, except where the lapsing of any of the foregoing would not cause or result in a material adverse effect upon Amylin’s ability to perform its obligations under any of the Loan Documents or the validity or enforceability of, or Lilly’s rights and remedies under, this Loan Agreement or any of the other Loan Documents.

7.2    Governmental and Other Approvals. Apply for, obtain and maintain in effect, as applicable, all material authorizations, consents, approvals, governmental or regulatory licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by Amylin of this Loan Agreement, the Loan Documents, or any other documents or instruments to be executed or delivered by Amylin, in connection therewith or herewith and the transactions consummated or to be consummated hereunder or thereunder.

7.3     Compliance with Laws. Comply in all material respects with all laws, rules and regulations applicable to Amylin, except where Amylin’s failure to comply with any of the foregoing would not cause or result in a material adverse effect upon Amylin’s ability to perform its obligations under any of the Loan Documents or the validity or enforceability of, or Lilly’s rights and remedies under, this Loan Agreement or any of the other Loan Documents.

7.4     Use of Proceeds. Use the proceeds of the Loan solely for business purposes and not for personal, family, household or agricultural purposes.

7.5     Payment of Taxes. Pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon Amylin or its income or property prior to the date on which penalties attach thereto and (b) all lawful claims and debts which, if unpaid, are reasonably anticipated to become a lien upon any of its property; provided that Amylin shall not be required to pay any such tax, assessment, charge, levy, claim or debt for which it has obtained a bond or insurance, or for which it has established a reserve, if the payment thereof is being contested in good faith and by appropriate proceedings which are being reasonably and diligently pursued.

7.6     Financial and Other Reports. Maintain a standard system of accounting in accordance with GAAP and, except to the extent publicly available in the SEC’s EDGAR System, furnish or cause to be furnished to Lilly:

(a)    As soon as practicable, and in any event within forty-five (45) days (or such shorter period of time as is required by the SEC for filing of quarterly financial statements) after the end of each of the first three fiscal quarters in each fiscal year, the consolidated balance sheet of Amylin and its subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of Amylin and its subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer or treasurer of Amylin as fairly presenting in all material respects the consolidated financial position of Amylin and its subsidiaries as at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated in accordance with GAAP. Delivery within the time period specified above of copies of Amylin’s Quarterly Reports on Form 10-Q prepared in compliance with the requirements of the Exchange Act, in the form filed with the SEC, shall be deemed to satisfy the requirements of this paragraph.

(b)     As soon as practicable, and in any event within ninety (90) days (or such shorter period of time as is required by the SEC for filing of annual financial statements) after the end of each fiscal year, (i) the consolidated balance sheet of Amylin and its subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of Amylin and its subsidiaries for such fiscal year and, in comparative form the corresponding figures for the previous fiscal year and (ii) an audit report on the items listed in clause (i) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present in all material respects the consolidated financial position of Amylin and its subsidiaries as at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. Delivery within the time period specified above of Amylin’s Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements of the Exchange Act, in the form filed with the SEC, shall be deemed to satisfy the foregoing requirements of this paragraph; provided that the auditors’ report contained therein satisfies the requirements specified in clause (ii) above.

(c)     Such other reports and additional financial and other information relating to the business, affairs and financial condition of Amylin as Lilly reasonably may request in writing from time to time (subject to Amylin’s obligations to third parties and provided that Amylin shall not have any obligation to provide access to information that it deems highly confidential). Any information disclosed to Lilly pursuant to this Loan Agreement shall be deemed Amylin Confidential Information (as defined in the Settlement and Termination Agreement) subject to the provisions of Section 13.3 of the Settlement and Termination Agreement.

7.7     Litigation. Notify Lilly in writing, promptly upon learning thereof, of any litigation commenced against Amylin which would reasonably be expected to have a Material Adverse Effect.

7.8     Notices/Material Developments. Promptly (and in any event within three (3) calendar days) after obtaining knowledge of the occurrence of any event that has resulted in or would reasonably be expected to result in a Material Adverse Effect, deliver to Lilly a statement of the chief executive officer or chief financial officer of Amylin setting forth the details of each such event and the action which Amylin has taken and proposes to take with respect thereto. In addition, Amylin shall immediately inform Lilly by written notice of the occurrence of any event or condition of any nature which constitutes an Event of Default.

Section 8. EVENTS OF DEFAULT

8.1     Events of Default. The occurrence or existence of any of the following conditions or events shall constitute an “Event of Default” hereunder:

(a)     Failure to Pay. Amylin shall fail to pay, when due, any principal, interest or other sums due to Lilly under this Loan Agreement and such failure shall not have been cured within five (5) Business Days after written notice thereof is provided by Lilly to Amylin.

(b)     Other Defaults Under the Loan Documents. Any default or breach in the observance or performance of any of the other conditions, covenants or agreements of Amylin set forth in this Loan Agreement or in any Loan Document, and such default or breach has not been cured within thirty (30) days after written notice thereof is provided by Lilly to Amylin (provided that, if such default or breach is not capable of cure, there shall be no cure period in respect thereof).

(c)     Insolvency; Bankruptcy. If (i) Amylin becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver, liquidator, conservator or other custodian for itself, or a substantial part of its property, or makes a general assignment for the benefit of creditors; (ii) Amylin files a voluntary petition in bankruptcy or a trustee, receiver, liquidator, conservator or other custodian is appointed for Amylin or for a substantial part of its property; (iii) any bankruptcy, reorganization, debt arrangement, or other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Amylin, and the same is consented to or acquiesced by Amylin, or otherwise remains undismissed for sixty (60) days; or (iv) any warrant of attachment is issued against any substantial part of the property of Amylin which is not released within thirty (30) days of service thereof.

(d)     Representations and Warranties. Any representation or warranty made by Amylin in any Loan Document shall fail to be true and correct in any material respect when made or deemed to have been made.

(e)     Default with Respect to Other Material Indebtedness. Amylin shall default with respect to (x) any payment of principal of or interest on any Other Material Indebtedness and fails to cure such default within the required cure period; or (y) the performance of any other covenant, term or condition contained in any agreement or instrument under which any Other Material Indebtedness is created or governed if the effect of such performance default is to accelerate the maturity of any Other Material Indebtedness or to permit the holder of any such Other Material Indebtedness to accelerate the maturity of any Other Material Indebtedness.

(f)     Default under Payment Obligations of Secured Promissory Note. Amylin shall fail to make any payment of principal of or interest on the obligations under the Secured Promissory Note when due, pursuant to the terms and conditions thereof, which failure constitutes an “Event of Default” thereunder, and such failure shall have continued after the applicable grace period.

Section 9. Lilly’s Rights And Remedies

9.1     Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lilly may, at its election, without notice of its election and without demand, declare all Obligations immediately due and payable (provided, that upon the occurrence of an Event of Default described in Section 8.1(c), all Obligations shall become immediately due and payable without any action by Lilly).

9.2     Waiver of Defaults. No Event of Default shall be waived by Lilly except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Lilly, and such waiver shall be effective only for the specific times and purposes given. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Lilly’s rights. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of Lilly in enforcing any of Lilly’s rights or remedies hereunder or under any of the other Loan Documents shall constitute a waiver of any of its rights or remedies.

9.3     Remedies Cumulative. Lilly’s rights and remedies under this Loan Agreement, the Loan Documents, and all other agreements shall be cumulative. Lilly shall have all other rights and remedies not expressly set forth herein as provided under applicable law, or in equity. No exercise by Lilly of one right or remedy shall be deemed an election, and no waiver by Lilly of any Event of Default on Amylin’s part shall be deemed a continuing waiver. No delay by Lilly shall constitute a waiver, election, or acquiescence by it. No waiver by Lilly shall be effective unless made in a written document signed on behalf of Lilly and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.4     Waiver. Amylin waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lilly on which Amylin may in any way be liable.

Section 10. MISCELLANEOUS

10.1     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)     This Loan Agreement, and each of the other Loan Documents, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Loan Agreement to the substantive law of another jurisdiction.

(b)    All actions, claims, suits or proceedings (“Actions”) arising out of or relating to this Loan Agreement or any other Loan Document shall be heard and determined exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County, and any appellate court from any thereof. Consistent with the preceding sentence, the parties hereby (i) submit to the exclusive jurisdiction of any such courts for the purpose of any Action arising out of or relating to this Loan Agreement or any such Loan Document brought by either party and (ii) irrevocably waive, to the fullest extent permitted by applicable law, and agree not to assert as a defense, counterclaim or otherwise, in any such Action, any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that notice or the service of process in any Action arising out of or relating to this Loan Agreement or any such Loan Document shall be properly served or delivered if delivered in the manner provided for notices by Section 10.6 of this Loan Agreement.

(c)    EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS LOAN AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.1.

10.2    Assignment. This Loan Agreement will inure to the benefit and be binding upon each party, its successors and assigns. The Loan Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Loan Agreement and its rights and obligations hereunder to an affiliate of such party or in connection with the transfer or sale of all or substantially all of its assets or business to which this Loan Agreement relates, or in the event of its merger or consolidation or Change in Control or similar transaction (subject, in the case of Amylin, to Section 3.3). The rights and obligations of the parties under this Loan Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any attempted assignment not in accordance with this Section 10.2 will be void.

10.3     Entire Agreement; Amendment. This Loan Agreement and the other Loan Documents are being executed and delivered in connection with the execution and delivery of the Settlement and Termination Agreement. This Loan Agreement and the other Loan Documents set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the parties, whether oral or written, with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Loan Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

10.4     Severability. In case any provision of this Loan Agreement shall be invalid, illegal or unenforceable, the provision shall be considered severed from this Loan Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.5     Titles and Subtitles. The titles of the articles, sections and subsections of this Loan Agreement are for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article, section or subsection.

Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier (with confirmation of delivery) addressed as follows:

If to Amylin, to:

Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, California 92121
Attention: Chairman and Chief Executive Officer

with a copy to:	Amylin Pharmaceuticals, Inc.
9360 Towne Centre Drive
San Diego, California 92121
Attention: General Counsel

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Nancy Lieberman

if to Lilly, to:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attention: General Counsel

with a copy to:	Covington & Burling LLP
1201 Pennsylvania Ave., N.W.
Washington, D.C. 20004
Attention: John A. Hurvitz

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or on the Business Day after dispatch if sent by nationally-recognized overnight courier (with confirmation of delivery).

10.6     Waiver. The waiver by either party hereto of any right hereunder, or the failure to perform, or a breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

10.7     Counterparts. This Loan Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Loan Agreement may be executed by facsimile or other electronic signatures and such signatures will be deemed to bind each party as if they were original signatures.

10.8     Ambiguities. Ambiguities, if any, in this Loan Agreement shall not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision.

10.9     Schedules, Exhibits and Attachments. All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Loan Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Loan Agreement, the terms and conditions of this Loan Agreement shall prevail.

[The signature page follows.]

WITNESS the due execution hereof as of the day and year first above written.

ELI LILLY AND COMPANY		AMYLIN PHARMACEUTICALS, INC.

By:	/s/ Enrique Conterno	By:	/s/ Daniel M. Bradbury

Name:	Enrique A. Conterno	Name:	Daniel M. Bradbury

Title:	Sr. VP and President – Lilly Diabetes	Title:	President and CEO

[SIGNATURE PAGE TO AMENDED AND RESTATED LOAN AGREEMENT]

EXHIBIT A

THIS AMENDED AND RESTATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO AMYLIN, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED PROMISSORY NOTE

$165,000,000	San Diego, California
November 7, 2011

AMYLIN PHARMACEUTICALS , INC., a Delaware corporation (“Amylin”), for value received, hereby promises to pay to the order of ELI LILLY AND COMPANY, an Indiana corporation (“Lilly”), in lawful money of the United States of America, the principal amount of $165,000,000, together with interest as provided for below, payable on the dates, in the amounts and in the manner set forth below.

1. Loan Agreement. This Amended and Restated Promissory Note (this “Note”) is the Note referred to in that certain Amended and Restated Loan Agreement, dated as of November 7, 2011, by and between Amylin and Lilly (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definitions shall have the meanings given to such terms in the Loan Agreement.

2. Principal Payments. Subject to the terms and conditions of the Loan Agreement, the total outstanding balance of all Indebtedness shall be due and payable in accordance with the terms of the Loan Agreement.

3. Interest. The outstanding Indebtedness shall accrue interest at the rate or rates per annum set forth in the Loan Agreement.

4. Payment on Non-Business Day. In the event that any payment of principal, interest, fees or any other amounts payable by Amylin under or pursuant to this Note shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable at the applicable rate for and during any such extension.

5. Default. Upon the occurrence of an Event of Default under the Loan Agreement or any of the other Loan Documents, all unpaid principal, accrued interest and other amounts owing hereunder shall become immediately due and payable as provided in the Loan Agreement, the other Loan Documents and applicable law.

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6. Waivers. Amylin hereby waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and Amylin agrees that no extension or indulgence to Amylin or the release or substitution of Amylin, whether with or without notice, shall affect the obligations of Amylin. The right to plead any and all statutes of limitation as a defense to any demands hereunder is hereby waived by Amylin to the full extent permitted by law. In addition, Amylin waives all defenses or rights to discharge available to it and waives all other suretyship defenses or rights to discharge.

7. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Note to the substantive law of another jurisdiction.

AMYLIN:	AMYLIN PHARMACEUTICALS, INC.

By:
Its:

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